Exhibit No. 3(i)(a)

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM - 01/26/1999
991031774 - 2622685

                            Certificate of Amendment
                                       of
                          Certificate of Incorporation

      Southampton Partners, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

      FIRST: That at a meeting of the Board of Directors of Southampton Partners, Inc., the following resolution was duly adopted by the directors setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First" so that, as amended, said Article shall be and read as follows: The name of the corporation is RAW Enterprises Inc.

      RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Sixth" so that, as amended, said Article shall be and read as follows: The powers of the undersigned incorporator will terminate upon filing of the certificate of incorporation. The name and mailing address of the person(s) who will serve as initial director(s) until the first annual meeting of stockholders or until a successor(s) is elected and qualified are:

                               Robert Wilson
                               19 Mary's Lane
                               Southampton, New York 11968

      RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows: The total number of shares of stock which the corporation shall have authority to issue is ten million (10,000,000). All such shares are to have a par value of .0001 and are to be of one class.

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Stockholders of the said corporation, by unanimous consent in lieu of a special meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.


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      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

      IN WITNESS THEREOF, said Southampton Partners, Inc., has caused this certificate to be signed by the President,

Robert Wilson, this 21st day of January, 1999.


                                                 By: /s/ Robert A. Wilson
                                                     ---------------------------
                                                     President


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